EXHIBIT 2

VALUEVISION MEDIA, INC.

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SUPPLEMENT TO PROXY STATEMENT

OF

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P.

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PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

The following supplements the definitive proxy statement dated May 12, 2014 (the "Proxy Statement") filed on Schedule 14A by Clinton Relational Opportunity Master Fund, L.P. ("CREL"), Clinton Magnolia Master Fund, Ltd. ("CMAG"), Clinton Relational Opportunity, LLC ("CRO"), Channel Commerce Partners, L.P. ("CCP"), GEH Capital, Inc. ("GEHC"), Clinton Group, Inc. ("CGI"), Mr. George E. Hall ("Mr. Hall" and together with CREL, CMAG, CRO, CCP, GEHC and CGI, "Clinton", "we" or "us") and its nominees named therein in connection with the solicitation of proxies (the "Proxy Solicitation") from the shareholders of ValueVision Media, Inc. ("ValueVision" or the "Company"). The Proxy Statement was mailed to ValueVision's shareholders on or about May 12, 2014 in connection with the annual meeting of ValueVision's shareholders to be held on June 18, 2014 (the "Annual Meeting").

Except as described in this document, the information provided in the Proxy Statement continues to apply and this supplement should be read in conjunction with the Proxy Statement. To the extent the following information differs from, updates or conflicts with information contained in the Proxy Statement, the supplemental information below is more current. If you need another copy of the Proxy Statement, please contact Okapi Partners LLC ("Okapi"), the proxy solicitor assisting us in connection with the Annual Meeting. To contact Okapi, shareholders may call (212) 297-0720 or call toll-free at (855) 305-0857.

Supplemental Disclosures

As of the close of business on May 22, 2014, Mark Bozek (“Mr. Bozek”) had an indirect economic interest in approximately 12,016 shares of Common Stock and the Beers Family Trust had an indirect economic interest in approximately 160,210 shares of Common Stock through their investment in CCP described below. This investment reflects the confidence on the part of Mr. Bozek and Thomas D. Beers (“Mr. Beers”) in the potential and future opportunities of ValueVision and further aligns their interests with the interests of all of the shareholders of ValueVision.

CCP is a Delaware limited partnership that was formed for the purpose of, among other things, investing in the securities of ValueVision. A Clinton affiliate serves as the general partner of CCP and the limited partners of CCP do not possess voting or dispositive power with respect to any shares of Common Stock held by CCP. As an indirect limited partner in CCP, Mr. Bozek owns 3% of CCP. Mr. Bozek made a capital contribution of $75,000, which was contributed to CCP. The Beers Family Trust, for which Mr. Beers serves as a trustee, is also an indirect limited partner in CCP and owns 39.96% of CCP. Mr. Beers therefore also indirectly owns 39.96% of CCP. The Beers Family Trust made a capital contribution of $1,000,000, which was contributed to CCP. Mr. Bozek and the Beers Family Trust are limited partners of Channel Commerce Partners (Feeder I), L.P. ("Feeder I"), which invests all of its funds, including the contributions of Mr. Bozek and the Beers Family Trust, in CCP. Feeder I is not subject to any fees in respect of its investments in CCP. Clinton intends to distribute to Mr. Bozek and Mr. Beers such number of shares of Common Stock represented by their economic interest in the event such Nominee is elected. A copy of the Amended and Restated Limited Partnership Agreement, by and among Clinton GP, Inc. and the limited partners named therein (the "CCP Limited Partnership Agreement"), was filed as Exhibit 2 to the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") by Clinton on October 30, 2013. Such agreement can be accessed by the following link: http://www.sec.gov/Archives/edgar/data/870826/000090266413003531/0000902664-13-003531-index.htm, and is incorporated herein by reference. The foregoing supplemental information is disclosed herein for purposes of Schedule 14A, including, but not limited to, Item 5(b)(1) of Schedule 14A, and was originally filed as part of Exhibit 9 to the Schedule 13D amendment filed by Clinton with the SEC on November 6, 2013.